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                                                                EXHIBIT 10.27


STATE OF SOUTH CAROLINA   )                THIRD AMENDMENT TO THE
                          )                SOUTH CAROLINA NATIONAL
COUNTY OF RICHLAND        )                CORPORATION SUPPLEMENTAL
                                           EXECUTIVE RETIREMENT PLAN


                 WHEREAS, South Carolina National Corporation ("SCNC") previously established the South Carolina National Corporation Executive Retirement Plan (the "Plan") for the benefit of certain key management employees of SCNC and its affiliated corporations; and

                 WHEREAS, SCNC desires to amend the Plan to condition the election of a participant to receive benefits under the Plan in a single lump sum payment on obtaining the consent of the Committee, to eliminate the condition that such election be made at least two (2) years prior to the relevant distribution date, and to make certain other changes that are deemed necessary and appropriate.

                 NOW, THEREFORE, pursuant to Article IX of the Plan, effective as of October 18, 1993, Article IV, Section 4.06 Lump Sum Payment Option is
                                                 -----------------------
amended in its entirety to read as follows:

                 "4.06 Lump Sum Payment Option.  Notwithstanding anything in
                       -----------------------
         this Article IV to the contrary, in lieu of the installment payment methods for distribution of benefits outlined in this Article IV, a Vested Participant entitled to a distribution of benefits under this
         Article IV (including Vested Participants entitled to benefits under Articles V and VI) may elect, with the consent of the Committee, to receive the present value of that benefit in one lump sum payment. For purposes of this Section 4.06, the present value of any SERP Normal Retirement Benefit or SERP Early Retirement Benefit shall be determined by discounting the installment payments at the rate in effect on the date the lump sum payment is to be made that would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on a plan termination. All lump sum payments under this Section 4.06 shall be made as soon as is administratively feasible after the Vested Participant's Normal Retirement Date, Early Retirement Date, or other relevant distribution date, as the case may be, but not later than ninety (90) days after such date. Any election by a Vested Participant to receive his benefits under the Plan in one lump sum payment shall be made at least sixty (60) days prior to his Normal Retirement Date, Early Retirement Date or other relevant distribution date, as the





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         case may be.  Such election shall be made on the form and in the manner specified by the Committee."

                 IN WITNESS WHEREOF, South Carolina National Corporation has caused this Third Amendment to the South Carolina National Corporation Supplemental Executive Retirement Plan to be adopted and executed this 18th day of October, 1993.

                                        SOUTH CAROLINA NATIONAL CORPORATION



                                        By: /s/ Anthony L. Furr
                                           -------------------------------------
                                                Its:  Chairman

ATTEST:

/s/ T. Stephen Lynch
- ---------------------------
Secretary